Exhibit 10.1
EXECUTION COPY
TERMINATION AGREEMENT AND RELEASE
     This TERMINATION AGREEMENT AND RELEASE, dated as of May 11, 2008 (this “Agreement”), is entered into by and among Cloud Acquisition Corporation, a Delaware corporation (“Parent”), Cloud Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Cumulus Media Inc., a Delaware corporation (the “Company”) and, for purposes of Section 3(b) only, ML IBK Positions, Inc. (the “Guarantor”). Each of the foregoing are collectively referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used but not defined in this Agreement shall have the respective meanings given to them in the Merger Agreement (as defined below).
RECITALS
     A. On July 23, 2007, Parent, Merger Sub, and the Company executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company, with the Company surviving such merger.
     B. The Parties desire to terminate the Merger Agreement and to be bound by the other provisions set forth below.
AGREEMENT
     Therefore, the Parties hereto hereby agree as follows:
     1. Termination of Merger Agreement. Effective immediately, the Merger Agreement shall be terminated and none of the provisions of the Merger Agreement shall be of any further force or effect as of such time, including, without limitation, provisions of the Merger Agreement which by their terms would otherwise have survived the termination of the Merger Agreement.
     2. Termination of Other Transaction Documents. The Parties acknowledge and agree that (a) the Equity Financing Commitment, the Equity Rollover Commitments and the Voting Agreements shall be automatically terminated without further action on the part of the parties to the Equity Financing Commitment, the Equity Rollover Commitments and the Voting Agreements and (b) the Debt Financing Commitment shall be terminated pursuant to a letter agreement by and among the parties to the Debt Financing Commitment. The Parties further acknowledge and agree that (x) none of the provisions of the Equity Financing Commitment, the Equity Rollover Commitments and the Voting Agreements shall be of any further force or effect as of such time, including, without limitation, provisions of the Equity Financing Commitment, the Equity Rollover Commitments and the Voting Agreements, as the case may be, that by their terms would otherwise have survived the termination of the Equity Financing Commitment, Equity Rollover Commitments and the Voting Agreements, as the case may be and (y) the provisions of the Debt Financing Commitment shall only have any further force and effect to the extent expressly provided in the letter agreement referred to in clause (b) of the immediately preceding sentence .

     3. Reverse Termination Fee Payment; Termination of Limited Guarantee.
          (a) Reverse Termination Fee Payment. Promptly following the execution of this Agreement (and in any event on May 12, 2008), Parent shall pay, or cause to be paid, to the Company $15 million in the aggregate (the “Reverse Termination Fee Payment”) by wire transfer of immediately available funds to the account specified in Exhibit A hereto.
          (b) Limited Guarantee. Effective immediately, the Reverse Termination Fee Payment shall be deemed to be the Obligation (as such term is defined in the Limited Guarantee) and Section 1 of the Limited Guarantee shall be deemed amended accordingly. Effective immediately upon receipt of the Reverse Termination Fee Payment by the Company, the Limited Guarantee will automatically terminate (without further action on the part of the parties to the Limited Guarantee) and none of the provisions of the Limited Guarantee shall be of any further force or effect as of such time, including, without limitation, provisions of the Limited Guarantee that by their terms would otherwise have survived the termination of the Limited Guarantee.
     4. Mutual Release; Covenant Not to Sue.
          (a) Each Party, for and on behalf of itself and its Related Parties, does hereby unequivocally release and discharge, and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), officers, directors, members, managers and employees of affiliates (including without limitation, Contributing Stockholders), principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, extents, executions, demands, liens and damages of every kind and nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement (collectively, “Actions”), that in any way arises from or out of, are based upon, or are in connection with or relate to (i) the Merger Agreement, the Equity Financing Commitment, the Equity Rollover Commitments, the Voting Agreements, the Debt Financing Commitment and the Limited Guarantee and the other agreements and documents contemplated hereby or thereby (collectively, the “Transaction Documents”), (ii) any breach, non-performance, action or failure to act under the Transaction Documents and (iii) the proposed Merger, including the events leading to the abandonment of the Merger and the termination of the Merger Agreement or any other Transaction Documents (collectively, the “Released Claims”); provided, however, that (A) no Party shall be released from any breach, non-performance, action or failure to act under this Agreement and (B) the parties to the Limited Guarantee shall not be released from any breach, non-performance, action or failure to act under the Limited Guarantee until the Limited Guarantee is terminated in accordance with Section 3(b) above.

          (b) It is understood and agreed that, except as provided in the proviso to Section 4(a), the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties and their Related Parties relating to or arising out of the Transaction Documents. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.
          (c) Except as provided in the proviso to Section 4(a), each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 4 shall survive this Agreement indefinitely regardless of any statute of limitations.
     5. Publicity and Disclosure. Any general notices, releases, statements or communications by either Party to the general public or the press relating to Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Parties, except as otherwise required by law (and in such case only after a reasonable attempt has been made to consult with the other Parties to this Agreement). Notwithstanding the foregoing, each of the Parties may disclose or respond to inquiries regarding the termination of the Transaction Documents in a manner that is fully consistent with, and does not go beyond the scope of, the content of the press release attached as Exhibit B hereto. The Company further agrees to file with the Securities and Exchange Commission, as promptly as practicable on May 12, 2008 (and in any event prior to 9:00 a.m. New York City time) a Current Report on Form 8-K in the form attached to this Agreement as Exhibit C hereto.
     6. Non-Disparagement. Except as required by applicable law or the rules or regulations of any governmental authority or by the order of any court of competent jurisdiction, each Party agrees that such Party shall not, directly or indirectly (through such Party’s Related Parties or otherwise), make, publish or cause to be made or published any statement or remark concerning the subject matter the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement that could reasonably be understood as disparaging the business or conduct of the other Parties or their respective Related Parties or as intended to harm the business or reputation of the other Parties or their respective Related Parties.
     7. Confidentiality. Subject to Section 5, the Parties agree that, for a period of three years after the date hereof, such Parties shall not, at any time disclose or permit the disclosure by it or its affiliates of, any information (written or oral and regardless of when furnished to or received by such Party) relating to the Transaction Documents, the participation or involvement of the Parties in the transactions contemplated by the Transaction Documents or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement (the “Relevant Information”); provided, however, that the restriction contained in this Section 7 shall not apply to (a) any information in the public domain other than by reason of unauthorized disclosure by the party hereto agreeing to maintain such information in confidence, (b) any information that was received on a non-confidential basis from any third-party source, provided that such source is not known to the disclosing Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (c) any information that has been independently acquired or developed by the applicable Party without use of or reference to any confidential information. Notwithstanding the foregoing, each Party may disclose Relevant Information (i) if authorized to do so by the other Parties, which authorization shall not be unreasonably withheld, conditioned or delayed, (ii) if authorized or required to do so pursuant to applicable law, by a court of competent jurisdiction, by the rules of any stock exchange or other self-regulatory organization or by another governmental authority and (iii) to its affiliates, stockholders, partners, members, directors, officers, employees, agents or advisers (collectively, “Representatives”) who needed or need to know such Relevant Information in connection with the involvement of the disclosing Party in the transactions contemplated by the Transaction Documents or their termination; provided that the disclosing Party shall be responsible for any actions taken by its Representatives that would be deemed a breach of this Agreement if the disclosing Party had taken such actions.
     8. Representations of the Parties. Each Party, on behalf of itself and its Related Parties, represents and warrants to the other Parties as follows:
          (a) This Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (b) The execution and delivery of this Agreement by such Party do not, and the performance by such Party of the transactions contemplated by this Agreement do not: (i) conflict with, or result in a violation or breach of, any provision of its charter or bylaws (or equivalent organizational documents), (ii) conflict with, or result in any violation or breach of, or constitute (with our without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of their assets; or (iii) conflict with or violate any order or judgment of any court or other agency of government applicable to such Party or any of its assets.
     9. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          (a) if to Parent or Merger Sub, to:
Cloud Acquisition Corporation
c/o Cumulus Media Inc.
3280 Peachtree Road NW
Suite 2300
Atlanta, Georgia 30305
Telecopy:     (404) 443-0742
Attention:    Lewis W. Dickey, Jr.
with copies (which shall not constitute notice) to:
Jones Day
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309
Telecopy:     (404) 581-8330
Attention:     John E. Zamer, Esq.
                      William B. Rowland, Esq.
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telecopy: (212) 909-6836
Attention:    Franci J. Blassberg, Esq.
                      Stephen R. Hertz, Esq.
if to the Company, to:
Cumulus Media Inc.
3280 Peachtree Road NW
Suite 2300
Atlanta, Georgia 30305
Telecopy:     (404) 260-6877
Attention:     Richard S. Denning, Esq.

with a copy (which shall not constitute notice) to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309
Telecopy:     (404) 853-8806
Attention:     Mark D. Kaufman, Esq.
                       Edward W. Kallal, Jr., Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed.
     10. Waiver. Except for the provisions of Section 4, any term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be a waiver of any other term or condition nor construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by any laws or otherwise afforded, shall be cumulative and not alternative.
     11. Amendment. Any amendments to this Agreement shall be in writing and shall require the consent of the Parties.
     12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     13. Governing Law; Jurisdiction; Enforcement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with the provisions of this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     14. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     15. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so shall be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence and Section 16 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.
     16. Third Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 4 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement.
     17. Other Agreements. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their affiliates with respect to the subject matter contained herein.
     18. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     19. Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that in any proceeding seeking specific performance each of the Parties shall waive the defense of adequacy of a remedy at law. Each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CLOUD ACQUISITION CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

CLOUD MERGER CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President

CUMULUS MEDIA INC.
By:	/s/ Robert H. Sheridan III
	Name:	Robert H. Sheridan III
	Title:	Chairman, Special Committee

for purposes of Section 3(b) only ML IBK POSITIONS, INC.
By:	/s/ Robert F. End
	Name:	Robert F. End
	Title:	Authorized Signatory